QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

Tyco Electronics Ltd.
96 Pitts Bay Road, Second Floor
Pembroke HM 08, Bermuda

Dear Sirs

25 June 2009

Tyco Electronics Limited (the "Company")

        The Company has requested that we provide this opinion in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-156927) relating to the discontinuance of the Company out of Bermuda and continuation into Schaffhausen, Switzerland.

        For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents") together with such other documentation as we have considered requisite to this opinion.

Assumptions

        In stating our opinion we have assumed:

  (a)
  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

  (b)
  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

  (c)
  the genuineness of all signatures on the Documents;

  (d)
  that any factual statements made in any of the Documents are true, accurate and complete;

  (e)
  that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered; and

  (f)
  that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered.

Opinion

        Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that immediately before the time you advised us that the continuation process is being commenced in Switzerland:

  (1)
  The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company is in good standing under the laws of Bermuda.

  (2)
  All of the 468,215,574 issued common shares of par value US$2.40 each of the Company are duly authorised and validly issued and are fully paid and non-assessable.

  (3)
  The Company has all requisite corporate power and authority to take all action as may be necessary to discontinue out of Bermuda and to continue its existence as a corporation (Aktiengesellschaft) under the laws of Switzerland.

  (4)
  The laws of Bermuda permit the Company to discontinue out of Bermuda as a Bermuda exempted company and to continue its existence as a corporation (Aktiengesellschaft) in Switzerland.

  (5)
  The Company has taken all corporate action required under the laws of Bermuda and the Company's Memorandum of Association and Bye-laws to discontinue out of Bermuda and to continue its existence as a corporation (Aktiengesellschaft) under the laws of Switzerland.

  (6)
  All necessary documents have been filed, all necessary proceedings have been taken under the laws of Bermuda and all legal requirements have been fulfilled under Bermuda law to permit the Company to apply to the appropriate official or public body in Switzerland to be continued under the laws of Switzerland as if it had been incorporated under the laws of Switzerland. Within thirty (30) days after the date of issue thereof the Company is obliged to file with the Registrar of Companies in Bermuda a certified copy of the Certificate of Continuance or similar document issued to it by the appropriate authority in Switzerland whereupon the Registrar of Companies in Bermuda shall issue a Certificate of Discontinuance pursuant to section 132H (3) of the Act and thereupon the Company shall cease to be registered as a Company in Bermuda.

  (7)
  The effective date of the continuation of the Company pursuant to the Act will be the date that the Company's continuance as a corporation (Aktiengesellschaft) under the laws of Switzerland is effective.

  (8)
  Based on the Company Search and the Litigation Search:

  (i)
  no litigation, administrative or other proceeding or of before any governmental authority of Bermuda is pending against the Company;

  (ii)
  there is no governmental decree, order or injunction entered in Bermuda that prohibits the consummation of the discontinuance of the Company out of Bermuda and its continuation in Switzerland; and

  (iii)
  no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

Reservations

        We have the following reservations:

  (a)
  Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise.

  (b)
  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

  (c)
  Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

  (i)
  details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

  (ii)
  details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

  (iii)
  whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

  (iv)
  whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

  (v)
  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

    Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

  (d)
  In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

  (e)
  In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

  (f)
  In paragraph (1) above, the term "good standing" means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

        This opinion is addressed to you and shall not be filed with any governmental agency or transmitted to any other person, without our prior written consent except as may be required by law or regulatory authority. Notwithstanding the foregoing limitation, we expressly agree that the Company's Swiss counsel Bär & Karrer may rely on this opinion as to matters of Bermuda law for the purpose of issuing their opinion in connection with the aforesaid continuation. In addition, we hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Company. Our Firm does not admit to being an expert within the meaning of the Securities Act of 1933, as amended.

        Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully
/s/ Appleby

Appleby

 SCHEDULE

  1.
  The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 24 June 2009 at 4:50 pm (the "Company Search").

  2.
  The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 24 June 2009 at 3:40 pm (the "Litigation Search").

  3.
  Certified copies of the Certificate of Incorporation dated 11 February 2000, Memorandum of Association dated 4 February 2008 and Bye-Laws adopted 10 February 2000 in the name of Tyco Holdings (Bermuda) No 4 Limited.

  4.
  Certified copies of the Certificate of Incorporation on Change of Name from Tyco Holdings (Bermuda) No 4 Limited to Tyco Electronics Ltd (the "Company") dated 21 December 2006 with effect 20 December 2006.

  5.
  Certified copies of the Amended Bye-laws adopted 28 June 2007 and the Amended and Restated Bye-laws adopted 22 June 2009 for the Company.

  6.
  Certified copies of the Certificate of Registration of Altered Memorandum of Association dated 1 June 2007 with effect from 31 May 2007, and Certificate of Deposit of Memorandum of Increase of Share Capital dated 6 June 2007 with effect 31 May 2007 for the Company (collectively, together with Items 3, 4, and 5 above, referred to as the "Constitutional Documents").

  7.
  A certified copy of the "Foreign Exchange Letter", dated 10 February 2000, and of letters of permission dated 7 June 2007 and 15 June 2007 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

  8.
  A copy of the notice to the public granted 1 June 2005 granted by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973.

  9.
  A certified copy of the "Tax Assurance", dated 28 February 2008, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

  10.
  A certified copy of the Subscription Sheet in respect of the Company.

  11.
  Certified copy of the Minutes of the meeting of the Provisional Directors of the Company held on 10 February 2000, Minutes of the Meeting of the Board of Directors of the Company held on 30 April 2007 and Minutes of the Meeting of the Board of Directors of the Company held on January 13, 2009, and unanimous written resolutions of the Sole Shareholder effective 30 May 2007 and of the resolutions passed at the Special General Meeting held on 22 June 2009 and at the Board meeting held on 22 June 2009 (together the "Resolutions").

  12.
  A certified copy of the share history report in respect of the Company including a summary of the issued shares as of 24 June 2009 as certified by the Assistant Secretary of the Company on 24 June 2009.

  13.
  A certified copy of a Share Transfer Form between Tyco International Ltd as transferor and those persons whose names are set out in the attached schedule as transferees, dated 29 June 2007.

  14.
  An Officer's Certificate dated 28 June 2007 and signed by Harold G Barksdale, the acting Vice President of the Company.

  15.
  An Officer's Certificate dated 13 April 2009 and signed by Terrence R. Curtin, Chief Financial Officer of the Company.

  16.
  An electronic copy of an Officer's Certificate dated 25 June 2009 and signed by Harold G. Barksdale, Corporate Secretary of the Company.

  17.
  A copy of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Company with registration number 333-156927 marked Draft June 23, 2009.

  18.
  An electronic copy of an Incumbency Certificate dated 25 June 2009, signed by Robert A. Scott, Executive Vice President and General Counsel of the Company.

  19.
  An electronic copy of an Incumbency Certificate setting out the Directors and Officers of the Company as certified by the Assistant Secretary of the Company on 24 June 2009.

  20.
  A copy of the filing made with the Bermuda Registrar of Companies pursuant to Section 132H of the Act.

  21.
  A copy of the Statutory Declaration signed by each of its Directors of the Company required pursuant to Section 132G of the Act.

  22.
  A certified copy of the legal notice(s) in respect of the Company published at least fourteen (14) days prior to the application for discontinuance in Bermuda to the effect that the Company intends to continue in Switzerland.

  23.
  A copy of the Irrevocable Deed Poll executed by the Company and each of its Directors required pursuant to Section 132G of the Act.

  24.
  An electronic copy of an email received from Bär & Karrer, Swiss counsel to the Company, advising us that the continuation process is being commenced in Switzerland.

QuickLinks

  Exhibit 5.2
SCHEDULE